Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3, File Nos. 333-33980, 333-73397, 333-69969, 333-02507, 333-29829, 333-35897, 333-110335, 333-122880, 333-124429, 333-132199, 333-135040, 333-138936, and 333-144260 and Form S-8, File Nos. 33-73332, 333-09801, 333-56966, 333-122878, and 333-132408, of Nutrition 21, Inc. of our report dated September 25, 2007, with respect to the consolidated financial statements and financial statement schedule of Nutrition 21, Inc., and Nutrition 21, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Nutrition 21, Inc. included in this Annual Report on Form 10-K/A for the year ended June 30, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 15, 2007